Exhibit 99(b)


EXPERTS

The financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from the Allstate Life Insurance Company of New York Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.